Exhibit 21.1

SUBSIDIARIES OF CANNAE HOLDINGS, INC.

A list of subsidiaries of Cannae Holdings, Inc. after the Split-Off is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business.

Subsidiary	Jurisdiction of Formation
Ceridian Holding LLC	Delaware
Ceridian Holding II LLC	Delaware
Fidelity Newport Holdings, LLC	Delaware
American Blue Ribbon Holdings, LLC	Delaware
Legendary Baking of California, LLC	Delaware
O’Charley’s LLC	Tennessee
99 Restaurants, LLC	Delaware